EXHIBIT 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 11, 2004

Contacts:	Paris G. Reece III	Rachel L. Neumann
	Chief Financial Officer	Communications Director
	(303) 804-7706	(303) 804-7729
	greece@mdch.com	rlneumann@mdch.com

M.D.C. HOLDINGS REPORTS 57% INCREASE
IN THIRD QUARTER EARNINGS PER SHARE

•	Earnings per share of $3.07 vs. $1.96 a year ago

•	Net income of $105.1 million, an all-time quarterly high, up $39.6 million

•	Total quarterly revenues exceed $1 billion for first time

•	Home gross margins of 28.2%, up 340 basis points

•	After-tax returns on average equity and assets of 29.0% and 14.9%

•	Unit backlog up 30%; anticipate more than 4,400 home closings in 2004 fourth quarter

     Denver, Monday, October 11, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced the highest net income, earnings per share and revenues for any quarter in its 32-year history. Net income for the three months ended September 30, 2004 was $105.1 million, or $3.07 per share, a 61% increase over the $65.5 million, or $1.96 per share, for the same period in 2003. Total revenues for the quarter were $1.03 billion, compared with $799 million for the same period in 2003, representing an increase of 28%. These outstanding results were driven primarily by a $33,000 increase in average selling price on a record number of homes closed, as well as the Company’s highest ever home gross margins.

     Net income for the nine months ended September 30, 2004 was $248.5 million, or $7.29 per share, which is 71% higher than net income of $145.2 million, or $4.39 per share, for the same period in 2003. Total revenues for the first nine months of 2004 were $2.67 billion, compared with $2.06 billion for the same period in 2003, representing an increase of 30%.

     “These impressive results demonstrate the strength of our operating model, which again has delivered exceptional returns to our shareowners in a variety of economic conditions,” said Larry A. Mizel, MDC’s chairman and chief executive officer. “By adhering to a conservative capital structure and maintaining our disciplined approach to expansion, we have been able to achieve some of the highest returns in the industry.”

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     Mizel continued, “Because of certain advantages we enjoy as a large, well-capitalized builder, the Company has been able to increase its market share by steady, deliberate growth, both organically and through the acquisitions of assets of other homebuilders. With respect to the latter, we were successful on two fronts in the third quarter as we acquired control of approximately 2,000 residential lots in Jacksonville from Watson Home Builders, Inc. and more than 600 lots from Patriot Homes, LLC, and others, in southern New Jersey, enabling us to expand significantly our geographic footprint in two of the strongest markets for new homes in the country. And, to expand in the strong Inland Empire market in Southern California, we established a new division there, our fourth in the region, led by management experienced in that market. All of these events mark important milestones in the continued growth of our Company. Overall, MDC ended the quarter with almost 40,000 lots under control to support future expansion, up 74% from last year.”

     Mizel concluded, “Our capital structure continues to be one of our most important strengths. Our ratio of debt-to-capital, net of cash, was only .31 at September 30th, which generally is a seasonal peak, and stands as one of the lowest of our peers. We further enhanced our financial flexibility with the recent expansion of our shelf registration to $1 billion, with $500 million earmarked for our recently announced medium term notes program. This program should enhance our ability to react to opportunities in the capital markets with a wide variety of pricing and terms that better match our short-term and long-term objectives. Armed with these financial tools, a growing share in most of our markets, and the highest September 30th backlog in our history, we expect to close more than 4,400 homes in the 2004 fourth quarter on our way to earnings that should exceed significantly our record results in the third quarter. Absent adverse changes in economic conditions, we believe we will continue to grow our business and produce our eighth consecutive year of record earnings in 2005.”

Highest Homebuilding Profits in Company History

     Homebuilding profits totaled $193.1 million for the third quarter and $459.0 million for the first nine months of 2004, representing increases of 63% and 71% over profits of $118.1 million and $267.9 million, respectively, during the same periods in 2003. The increases in the 2004 periods largely are the result of the record levels of home closings, higher average selling prices and substantial improvements in home gross margins. As previously reported, MDC closed 3,558 homes and 9,553 homes, respectively, for the three and nine months ended September 30, 2004, compared with closings of 3,113 homes and 7,837 homes, respectively, for the same periods in 2003. For the third quarter and first nine months of 2004, the Company’s home gross margins were 28.2% and 27.4%, respectively, compared with 24.8% and 23.7%, respectively, for the same periods of 2003. The Company’s average selling prices rose to $283,100 and $273,700 for the third quarter and first nine months of 2004, respectively, compared with $250,400 and $255,900 for the same periods in 2003. Home sales revenues for the three and nine months ended September 30, 2004, increased to $1.01 billion and $2.62 billion, respectively, compared with home sales revenues of $779 million and $2.01 billion for the same periods of 2003.

     Paris G. Reece III, MDC’s executive vice president and chief financial officer, said, “All of our established homebuilding divisions except Colorado reported significantly increased operating

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profits in the third quarter and first nine months of 2004. Each of these markets experienced higher third quarter and nine month levels of home closings. Significant increases in average selling prices in Nevada, Virginia and California also contributed to our strong results in these periods. In addition, the exceptionally strong demand for new homes in Nevada and, to a lesser extent, Arizona and California earlier in the year enabled us to realize substantial improvements to our home gross margins in these markets, serving as the main drivers for the 340 and 370 basis point improvements in home gross margins in the third quarter and first nine months.”

Reece continued, “As previously announced, our orders for new homes essentially were flat year-over-year in the 2004 third quarter. However, the demand for new homes remained healthy in most of our markets, as reflected in our particularly strong home order increases in Arizona and in our newer markets in Texas, Utah and Florida. Orders were lower in the mid-Atlantic region, as we limited the release of new lots for sale. In addition, we received fewer orders in Las Vegas and Southern California, where the extraordinary order rates that we experienced in a number of our communities in these markets over the last year appear to be returning to more normal levels.”

     Reece concluded, “In Las Vegas, the resulting home order rate of six homes per month per community in the 2004 third quarter, while still healthy for this time of year in any market, was roughly half that of a year ago. This rate, combined with more communities selling without model homes open, were the primary reasons for our reduced home orders in this market during this period. Nevertheless, we generally have maintained the significant home price increases realized in our Las Vegas communities earlier in the year, and have continued to increase prices in certain communities, albeit at a much slower rate. Our order cancellations in Las Vegas in the third quarter were comparable to the level of a year ago. Our current sales incentives in Las Vegas, while higher than in the previous four quarters, are consistent with levels in most of our better markets. And we have experienced only modest increases in our finished unsold homes. Therefore, we continue to believe that the market for new homes in Las Vegas in our price points is healthy. With more than ten new model complexes scheduled to open in the next 100 days, we should be in a good position to capitalize on the strength of the selling season beginning in January.”

Financial Services Results

     Operating profits from the Company’s financial services business were $5.6 million and $13.4 million, respectively, for the three and nine months ended September 30, 2004, compared with $7.2 million and $23.4 million for the same periods in 2003. These profit reductions primarily were due to a more competitive mortgage pricing environment, which contributed to lower gains on sales of mortgage loans. In addition, gains were impacted by the relative increases in originations of less-valuable adjustable rate mortgage loans, as well as brokering to third party mortgage companies a higher percentage of total loans processed in the two periods. Operating profits in the 2004 periods also were reduced by higher general and administrative expenses incurred to handle the higher volume of mortgage loan closings, as well as the record backlog level of the homebuilding segment.

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing,

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primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, Jacksonville, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.

     All earnings per share amounts discussed above are on a diluted basis.

Forward-Looking Statements

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-Q for the quarterly period ended June 30, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

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Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
REVENUES
Homebuilding	$1,011,392	$782,726	$2,623,625	$2,011,058
Financial Services	14,627	16,022	41,022	46,348
Corporate	110	158	569	584

Total Revenues	$1,026,129	$798,906	$2,665,216	$2,057,990

NET INCOME
Homebuilding	$193,091	$118,121	$459,021	$267,923
Financial Services	5,573	7,242	13,375	23,408

Operating Profit	198,664	125,363	472,396	291,331
Expenses related to debt redemption	—	—	—	(9,315)
Corporate general and administrative expense, net	(27,795)	(18,001)	(67,422)	(43,883)

Income before income taxes	170,869	107,362	404,974	238,133
Provision for income taxes	(65,796)	(41,886)	(156,432)	(92,926)

Net Income	$105,073	$65,476	$248,542	$145,207

EARNINGS PER SHARE
Basic	$3.21	$2.05	$7.63	$4.57

Diluted	$3.07	$1.96	$7.29	$4.39

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	32,687	31,973	32,594	31,796

Diluted	34,186	33,333	34,096	33,081

DIVIDENDS DECLARED PER SHARE	$.150	$.114	$.414	$.254

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Information on Business Segments
(In thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Homebuilding
Home sales	$1,007,134	$779,457	$2,615,100	$2,005,471
Land sales	1,839	1,175	1,839	1,298
Other revenues	2,419	2,094	6,686	4,289

Total Homebuilding Revenues	1,011,392	782,726	2,623,625	2,011,058

Home cost of sales	723,240	585,970	1,898,158	1,529,557
Land cost of sales	1,316	755	1,316	842
Marketing	49,856	42,453	137,677	115,678
General and administrative	43,889	35,427	127,453	97,058

Total Homebuilding Expenses	818,301	664,605	2,164,604	1,743,135

Homebuilding Operating Profit	193,091	118,121	459,021	267,923

Financial Services
Interest revenues	993	1,264	2,823	3,297
Origination fees	6,801	5,812	17,464	15,706
Gains on sales of mortgage servicing	406	444	1,543	1,607
Gains on sales of mortgage loans, net	5,595	7,924	16,905	24,021
Mortgage servicing and other	832	578	2,287	1,717

Total Financial Services Revenues	14,627	16,022	41,022	46,348

General and administrative	9,054	8,780	27,647	22,940

Financial Services Operating Profit	5,573	7,242	13,375	23,408

Total Operating Profit	198,664	125,363	472,396	291,331

Corporate
Expenses related to debt redemption	—	—	—	(9,315)
Interest and other revenues	110	158	569	584
Other general and administrative expenses	(27,905)	(18,159)	(67,991)	(44,467)

Income Before Income Taxes	$170,869	$107,362	$404,974	$238,133

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Selected Financial Data
(Dollars in thousands, except per share amounts)

	September 30,	December 31,	September 30,
	2004	2003	2003
BALANCE SHEET DATA
Stockholders’ Equity Per Share Outstanding	$38.47	$31.27	$29.24
Stockholders’ Equity	$1,263,751	$1,015,920	$940,986
Homebuilding and Corporate Debt	617,847	500,179	399,611

Total Capital (excluding mortgage lending debt)	$1,881,598	$1,516,099	$1,340,597

Cash and Cash Equivalents	$53,083	$173,565	$21,751
Unrestricted Cash and Available Borrowing Capacity Under Lines of Credit	$575,281	$779,407	$513,727

Ratio of Homebuilding and Corporate Debt to Equity	.49	.49	.42
Ratio of Homebuilding and Corporate Debt to Capital	.33	.33	.30
Ratio of Homebuilding and Corporate Debt to Capital (net of cash)	.31	.24	.29

Housing Completed or Under Construction Inventories	$1,104,240	$732,744	$776,951
Land and Land Under Development Inventories	$938,989	$763,569	$720,385

	Quarter	Full Year	Quarter

Corporate and Homebuilding Interest Capitalized
Interest Capitalized in Inventories at Beginning of Period	$22,023	$17,783	$20,590
Interest Incurred During the Period	8,406	26,779	6,099
Interest in Home and Land Cost of Sales for the Period	(7,175)	(24,519)	(6,624)

Interest Capitalized in Inventories at End of Period	$23,254	$20,043	$20,065

Interest Capitalized as a Percent of Inventories	1.1%	1.3%	1.3%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
OPERATING DATA
Interest in Home Cost of Sales as a Percent of Home Sales Revenues	0.7%	0.8%	0.8%	0.9%
Homebuilding and Corporate SG&A as a Percent of Home Sales Revenues	12.1%	12.3%	12.7%	12.8%
Depreciation and Amortization	11,663	9,388	28,756	25,863

Home Gross Margins	28.2%	24.8%	27.4%	23.7%
Excluding Interest in Home Cost of Sales	28.9%	25.7%	28.2%	24.6%

Cash Used in Operating Activities	$(32,889)	$81,716	$(194,232)	$22,462
Cash Used in Investing Activities	$(21,806)	$(1,385)	$(27,083)	$(4,575)
Cash Provided by Financing Activities	$31,077	$(88,443)	$100,833	$(25,078)

After-Tax Return on Revenues	10.2%	8.2%	9.3%	7.1%
After-Tax Return on Average Assets (Rolling 12 Months Ended)	N/A	N/A	14.9%	12.0%
After-Tax Return on Average Equity (Rolling 12 Months Ended)	N/A	N/A	29.0%	24.4%

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Homebuilding Operational Data
(Dollars in thousands)

	September 30,	December 31,	September 30,
	2004	2003	2003
LOTS OWNED AND CONTROLLED
Lots Owned	19,909	16,351	16,283
Lots Under Option	20,060	12,251	6,663
Homes Under Construction (including models)	7,159	4,754	5,655
LOTS OWNED AND CONTROLLED BY MARKET (excluding homes under construction)
Arizona	9,436	5,258	3,394
California	4,226	3,512	3,098
Colorado	5,625	5,206	4,700
Florida	3,331	875	565
Illinois	987	—	—
Maryland	1,705	1,767	1,513
Nevada	5,825	5,359	3,970
Philadelphia/Delaware Valley	984	—	—
Texas	3,010	2,203	1,572
Utah	1,255	1,220	1,214
Virginia	3,585	3,202	2,920

Total Company	39,969	28,602	22,946

ACTIVE SUBDIVISIONS
Arizona	30	38	42
California	21	26	22
Colorado	56	49	56
Florida	22	9	7
Illinois	1	—	—
Maryland	10	9	7
Nevada	26	17	18
Texas	24	11	8
Utah	22	11	8
Virginia	26	28	30

Total Company	238	198	198

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
AVERAGE SELLING PRICE PER HOME CLOSED
Arizona	$192.9	$188.7	$192.1	$185.3
California	452.6	386.6	427.5	388.9
Colorado	264.0	248.4	264.7	255.3
Florida	182.3	182.7	179.5	182.7
Maryland	397.3	382.7	404.5	378.0
Nevada	258.3	185.4	232.6	184.4
Texas	155.0	162.9	158.1	159.2
Utah	180.1	172.6	177.8	173.9
Virginia	447.8	353.3	430.1	365.1
Company Average	$283.1	$250.4	$273.7	$255.9

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Homebuilding Operational Data
(Dollars in Thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Orders For Homes, net (units)
Arizona	951	757	3,104	2,667
California	311	440	1,764	1,481
Colorado	521	525	1,811	2,008
Florida	93	3	292	3
Illinois	5	—	8	—
Maryland	52	82	255	308
Nevada	454	704	2,411	2,061
Philadelphia/Delaware Valley	1	—	1	—
Texas	152	75	647	194
Utah	187	106	573	292
Virginia	198	218	720	926

Total	2,925	2,910	11,586	9,940

Cancellation Rate	30.6%	29.2%	23.6%	24.8%

Homes Closed (units)
Arizona	808	833	2,343	2,067
California	631	503	1,642	1,418
Colorado	583	736	1,603	1,970
Florida	96	12	251	12
Maryland	90	70	251	214
Nevada	690	578	1,887	1,359
Texas	222	56	440	95
Utah	188	84	416	193
Virginia	250	241	720	509

Total	3,558	3,113	9,553	7,837

	September 30,	December 31,	September 30,
	2004	2003	2003
Backlog (units)
Arizona	2,094	1,333	1,676
California	1,241	1,119	985
Colorado	942	734	995
Florida *	685	104	130
Illinois	8	—	—
Maryland	273	269	282
Nevada	1,410	886	1,052
Philadelphia/Delaware Valley	1	—	—
Texas	350	143	115
Utah	308	151	149
Virginia	854	854	893

Total	8,166	5,593	6,277

Backlog Estimated Sales Value	$2,480,000	$1,600,000	$1,650,000

Estimated Average Selling Price of Homes in Backlog	$303.7	$286.1	$262.9

* 2004 includes 540 homes in backlog acquired from Watson Home Builders, Inc. in Jacksonville.

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